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                                                                       EXHIBIT 3
                                                                       ---------

                           CERTIFICATE OF AMENDMENT

                                      OF

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                ENVIROGEN, INC.



                            *          *          *



  ENVIROGEN, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"),


  DOES HEREBY CERTIFY THAT:

  FIRST: The Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable and in the best interests of the Corporation the following amendment to Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, to read in its entirety as follows (the "Charter Amendment"):


  "FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 52,000,000 shares, divided into two classes, one class consisting of 50,000,000 shares of common stock, par value $.01 per share, and the other class consisting of 2,000,000 shares of preferred stock, par value $.01 per share.


  Simultaneously with the time of filing with the Secretary of State of a Certificate of Amendment on the date hereof (the "Effective Time"), each share of Common Stock of the Corporation issued and outstanding immediately prior thereto (the "Old Common Stock") shall automatically and without action on the part of the holder thereof be reclassified and changed into one-sixth of one share of Common Stock of the Corporation, $.01 par value (the "New Common Stock"), subject to treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender for cancellation of such Old Certificates to the transfer agent designated by the Corporation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of shares of New Common Stock into which and for
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  which the shares of Old Common Stock formerly represented by such Old
  Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, the Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. In the event that the aggregate number of shares of New Common Stock issuable to a holder would include a fraction, the Corporation will, in lieu of the issuance of fractional shares of New Common Stock, increase all fractional shares of New Common Stock to the next higher whole number of shares of New Common Stock; provided that if more than one Old Certificate shall be surrendered for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered."


  SECOND: The stockholders of the Corporation, at a special meeting of stockholders called and held upon notice properly given in accordance with
Section 222 of the Delaware General Corporation Law, have adopted and approved the Charter Amendment in accordance with the provisions of Section 212 of the Delaware General Corporation Law; and


  THIRD: The Charter Amendment has been duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.


  IN WITNESS WHEREOF, said Envirogen, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this 24th day of November, 1998.



                                        ENVIROGEN, INC.


                                        BY:/s/ Robert S. Hillas
                                           -----------------------------
                                           Robert S. Hillas
                                           President and Chief Executive Officer